UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015

QUINTILES TRANSNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Emperor Blvd. Durham, North Carolina		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 11, 2015, Kevin K. Gordon, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Quintiles Transnational Holdings Inc. (the “Company”), entered into a Rule 10b5-1 trading plan (the “Plan”) with a broker. The Plan provides for the sale of a maximum of 120,000 shares of the Company’s common stock that will be acquired upon the exercise of certain Company stock options held by Mr. Gordon provided the stock price is above certain levels. Under the terms of the Plan, the Company common stock may be sold beginning February 23, 2016. The Plan will terminate upon the earlier of (i) the sale of all such shares in accordance with the terms of the Plan or (ii) August 31, 2016. Mr. Gordon adopted the Plan as part of his longer-term asset diversification objectives. The transactions effected under the Plan will be reported by Mr. Gordon through appropriate filings with the Securities and Exchange Commission (the “SEC”).

The Plan is intended to comply with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended and the Company’s insider trading policy. Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock. Mr. Gordon also is subject to the Company’s share ownership guidelines, and the sales contemplated by the Plan will not reduce Mr. Gordon’s ownership of shares below the levels required by the guidelines.

The Company does not undertake any obligation to report Rule 10b5-1 plans that may be adopted by any of the Company’s directors or officers from time to time or to report any modification or termination of any such plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2015	QUINTILES TRANSNATIONAL HOLDINGS INC.

	By:	/s/ James H. Erlinger III
James H. Erlinger III
Executive Vice President, General Counsel and Secretary